Exhibit 99.1

       Abiomed Announces Update on Impella(R) 2.5 510(k) Process

    DANVERS, Mass.--(BUSINESS WIRE)--Oct. 11, 2007--Abiomed, Inc. (NASDAQ: ABMD) today announced it recently received a written response from the U.S. Food and Drug Administration (FDA) outlining four areas of concern for which they requested additional information related to the company's submission for 510(k) clearance of the Impella 2.5.

    Two of the questions requested clarification and additional information related to labeling within the 510(k) submission. A third question requested additional information related to bench-testing of the device. A fourth question requested that the company provide an updated clinical review of the global experience with the Impella 2.5 since the original 510(k) submission, including up to date information from the U.S. safety pilot clinical trial for the Impella 2.5. The company plans to respond to this recent request for information.

    "We continue to work diligently with the FDA to provide clarification on existing data and additional information related to our 510(k) clearance submission for the Impella 2.5," stated Michael
R. Minogue, Chairman, President and CEO of Abiomed. "While there are no guarantees for a 510(k) clearance, we remain confident that we are on a 510(k) path with a potential clearance sometime between November 2007 and March 2008."

    The clinical experience to-date with Impella 2.5 has been favorable, including its recently completed U.S. safety pilot clinical trial. The technology is now approved in more than 40 countries, and is available in Europe under the CE Mark. Impella has been the subject of more than 20 peer reviewed publications.

    ABOUT ABIOMED

    Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including the Company's ability to provide the FDA with the additional information it has requested, the results of the Company's pivotal study, uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

    CONTACT: Abiomed, Inc.
             Daniel J. Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com
             or
             Brodeur
             Elizabeth Dumm, 617-817-7951
             Media Relations
             edumm@brodeur.com